CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Exhibit 99.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036

CONFIDENTIAL

May 16, 2022

Project Exchange

364-Day Senior Secured Bridge Facility

Commitment Letter

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Attention: Ursula Hurley, Chief Financial Officer

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“GS Bank”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), and Bank of America, N.A. (“Bank of America” and, together with GS Bank and any other Commitment Parties appointed as described in the third paragraph of Section 2 below, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, Spirit Airlines (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meaning ascribed to such terms in the Exhibits hereto, as applicable.

1.	Commitments.

In connection with the Transactions, each of GS Bank and Bank of America (each, an “Initial Lender” and, together with any other Initial Lenders appointed as described in the third paragraph of Section 2 below, the “Initial Lenders”) hereby commits, severally and not jointly, to provide the percentage of the entire principal amount of the Bridge Facility (as defined on Exhibit A hereto) as set forth opposite its name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter) (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibit B hereto and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheets” and together with this letter, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that each of GS Bank and BofA Securities will act as joint global coordinators and will perform the duties customarily associated with such role and, together with any other Lead Arrangers appointed as described below, will act as joint lead arrangers and joint bookrunners for the Bridge Facility (acting in such capacities and, together with any other lead arrangers or bookrunners appointed as described below, the “Lead Arrangers”) and will perform the duties customarily associated with such roles. It is further agreed that GS Bank will act as sole administrative agent and sole collateral agent for the Bridge Facility and will perform the duties customarily associated with such role.

Except as set forth below, you agree that no other coordinators, agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid in connection with the Bridge Facility (other than customary structuring fees as agreed in writing) unless you and we shall so reasonably agree.

Notwithstanding the foregoing, you may, on or prior to the date which is 15 business days from the date of your execution of this Commitment Letter, appoint up to 10 additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) or confer other titles in respect of the Bridge Facility in a manner and with economics determined by you in consultation with the Lead Arrangers; provided that you may not allocate more than 50% in the aggregate of the commitments hereunder with respect to the Bridge Facility to such Additional Agents, if any (it being understood that, (x) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Bridge Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) from each Commitment Party (it being understood and agreed that any such assumption shall reduce the commitments of the other Initial Lenders on a ratable basis; provided that neither GS Bank’s nor Bank of America’s commitments hereunder will be reduced below 25%) and Schedule 1 shall be amended accordingly, (y) to the extent you appoint an Additional Agent, the economics allocated to, and the commitment amount of, the relevant Commitment Party and Initial Lender in respect of the Bridge Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate) (it being understood and agreed that any such assumption shall reduce the commitments of the other Initial Lenders on a ratable basis; provided that neither GS Bank’s nor Bank of America’s commitments hereunder will be reduced below 25%), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Agent shall constitute a “Commitment Party,” an “Initial Lender” and/or a “Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter and (z) after giving effect to preceding clauses (x) and (y), no Additional Agent will be entitled to a percentage of economics that is greater than the percentage of either GS Bank or Bank of America). It is understood and agreed that (a) GS Bank will have “left” placement in any marketing materials or other documentation used in connection with the Bridge Facility, and in each case having the roles and responsibilities customarily associated with such name placement, (b) BofA Securities shall appear immediately to the right of GS Bank in any marketing materials or other documentation used in connection with the Bridge Facility and (c) the other agents (or their affiliates, as applicable) for the Bridge Facility appointed as described above will be listed in any marketing materials or other documentation used in connection with the Bridge Facility in an order determined by you in consultation with the Commitment Parties.

3.	Syndication.

We intend to syndicate the Bridge Facility to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with the Initial Lenders, the “Bridge Lenders”); it being understood that we will not syndicate to those persons that are (i) identified by you by name in writing to us prior to your execution of this Commitment Letter, (ii) airlines, commercial air freight carriers, air freight forwarders or entities engaged in the business of parcel transport by air or (iii) an affiliate of any person described in clause (i) or (ii) identified by you by name in writing to us prior to your execution of this Commitment Letter (or, if after the Acquisition Funding Date, to the Administrative Agent) or that is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name (other than, in the case of persons described in clause (ii), any affiliate of such person as a result of common control by a

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governmental authority or instrumentality thereof, any affiliate of such person under common control with such person which affiliate is not actively involved in the management and/or operations of such person and any affiliate that is a bona fide debt fund) (any such persons, collectively “Disqualified Institutions”); provided, that no such identification provided to us (or the Administrative Agent) after the date of this Commitment Letter shall apply retroactively to disqualify any person that has acquired an allocation, assignment or participation interest in the loans or commitments under the Bridge Facility prior to such identification. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Bridge Facility on the Acquisition Funding Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Bridge Facility on the Acquisition Funding Date (other than (x) assignments from Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or (y) in connection with any assignment to an Additional Agent, upon designation of such Additional Agent as an Initial Lender pursuant to the third paragraph of Section 2 above, to the extent of the amount allocated to such Additional Agent), (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility on the Acquisition Funding Date (other than (x) assignments from Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or (y) in connection with any assignment to an Additional Agent, upon designation of such Additional Agent as an Initial Lender pursuant to the third paragraph of Section 2 above, to the extent of the amount allocated to such Additional Agent)), and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Acquisition Funding Date has occurred (other than in connection with any assignment to an Additional Agent, upon designation of such Additional Agent as an Initial Lender pursuant to the third paragraph of Section 2 above, to the extent of the amount allocated to such Additional Agent).

The Lead Arrangers intend to commence syndication efforts promptly and from the date of your execution of this Commitment Letter until (x) the earlier to occur of (i) Successful Syndication (as defined in the Fee Letter) and (ii) the date that is 45 days after the Acquisition Funding Date (such period, the “Syndication Period”) or (y) solely in the case of clause (c) below, the date that is 45 days after the Acquisition Funding Date, you agree to assist the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers holding or affiliated with Commitment Parties holding a majority of the Bridge Loans and commitments under the Bridge Facility (or, if there are only two Lead Arrangers, each Lead Arranger, the “Majority Lead Arrangers”) and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (b) facilitating direct contact between appropriate members of your senior management, on the one hand, and the proposed Bridge Lenders, on the other hand (and using your commercially reasonable efforts to ensure such contact between your non-legal advisors, on the one hand, and the proposed Bridge Lenders, on the other hand), in all cases at times and locations to be mutually agreed upon, (c) your assistance in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility, (d) the hosting, with the Lead Arrangers and appropriate members of your senior management, of a single “bank” meeting (or, if you and we shall agree, a virtual meeting or conference calls in lieu of such meeting) of prospective Bridge Lenders at a time and location to be mutually agreed upon, (e) during the Syndication Period, your ensuring that there is no competing issuance or incurrence of debt securities or syndicated credit financing by or on behalf of you or your subsidiaries announced, offered, placed or arranged (other than (i) any debt securities, enhanced equipment trust

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certificates and/or loan facilities incurred or issued by the Borrower or its subsidiaries in connection with the Transactions or to refinance or replace the Bridge Facility and, in each case, arranged by the Lead Arrangers (and/or their affiliates) and/or investment banks (the “Investment Banks”) satisfactory to the Majority Lead Arrangers (any such debt securities or enhanced equipment trust certificates (together, the “Debt Securities”), or loan facilities (together with the Debt Securities, the “Takeout Debt”)), (ii) the Excluded Debt (as defined in Exhibit B), and (iii) a refinancing, renewal or extension of the Existing JetBlue Revolver (as defined in Exhibit B); provided that the aggregate commitments thereunder shall not exceed the sum of (x) the commitments under the Existing JetBlue Revolver as in effect on the date of this Commitment Letter plus (y) $450.0 million) (the Existing JetBlue Revolver as so refinanced, renewed or extended, the “Amended JetBlue Revolver”), in each case that could reasonably be expected to materially impair the primary syndication of the Bridge Facility (it being understood, for the avoidance of doubt, that Permitted Private Aircraft Financings will not be subject to the “clear market” restrictions in this clause (e)), (f) using your commercially reasonable efforts to obtain (i) to the extent an appraisal with respect to any category of the Collateral (as defined in Exhibit B) is not delivered prior to your execution of this Commitment Letter, an appraisal with respect to such category of Collateral within 90 days of your execution of this Commitment Letter, (ii) updated appraisals with respect to the Collateral for the Bridge Facility no earlier than 60 days prior to the Acquisition Funding Date, and (iii) the consent of Barclays to the Borrower’s grant of a security interest in its TrueBlue co-branded credit card agreement, and (g) using your commercially reasonable efforts to obtain public ratings for the Bridge Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) prior to the launch of general syndication of the Bridge Facility. Notwithstanding anything contained in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, none of the commencement nor the completion of the syndication of the Bridge Facility or the obtaining of any appraisal, consent or rating referred to above, shall constitute a condition precedent to the availability and initial funding of the Bridge Facility.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 3), all aspects of the syndication, including decisions as to the selection of prospective Bridge Lenders (which may not be Disqualified Institutions) to be approached and when they will be approached, when the Bridge Lenders’ commitments will be accepted (subject to the first paragraph of this Section 3), which Bridge Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Bridge Lenders.

You acknowledge that (a) the Lead Arrangers will make available an information package and presentation to the proposed syndicate of Bridge Lenders by posting the information package and presentation on IntraLinks, Debtdomain, SyndTrak or another similar electronic system, in each case subject to a standard “click through” or similar confidentiality arrangements substantially consistent with the second paragraph set forth in Section 9 hereof, and (b) certain of the prospective Bridge Lenders may be “public side” Bridge Lenders (i.e., Bridge Lenders that have personnel who do not wish to receive material non-public information within the meaning of the United States federal securities laws (“MNPI”) with respect to you, Spirit Airlines, your or its respective affiliates, or the respective securities of any of the foregoing or the Acquisition (each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the information package and presentation consisting exclusively of information and documentation with respect to you, Spirit Airlines, your or its respective affiliates, the respective securities of any of the foregoing and the Acquisition that is either publicly available or not material with respect to you, Spirit Airlines, your or its respective affiliates or the securities of any of the foregoing or the Acquisition for purposes of United States federal and state securities laws (the “Public Package”). It is understood that in connection with your assistance described above, customary authorization letters will be included in the Confidential Information Memorandum that

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authorize the distribution of the Confidential Information Memorandum and the Public Package to prospective Bridge Lenders, confirm that the Public Package does not include MNPI about you, Spirit Airlines, any of your or its respective affiliates, the securities of any of the foregoing or the Acquisition, contain customary disclaimers and includes a representation substantially consistent with the representation referred to in Section 4 hereof, and the Public Package will contain customary language exculpating you (without limitation of your indemnification obligations under Section 7 hereof), Spirit Airlines, any of your or its respective affiliates and the Commitment Parties and their respective affiliates, with respect to any liability related to the use of the contents of the Public Package. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Bridge Lenders (other than Disqualified Institutions), including prospective Public Lenders (except to the extent you notify us to the contrary prior to the distribution and provided that you have been given a reasonable opportunity to review such documents and comply with United States Securities and Exchange Commission disclosure obligations): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to the Bridge Facility, (iii) administrative materials prepared by the Lead Arrangers for prospective Bridge Lenders (such as Bridge Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Bridge Facility. You also agree, at our request, to designate (or, in the case of information relating to Spirit Airlines or its affiliates, use commercially reasonable efforts to designate) information to be distributed to the Public Lenders by clearly and conspicuously designating the same as “PUBLIC”. All information that is not specifically designated as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to Bridge Lenders that are not Public Lenders. By designating such materials “PUBLIC” you shall be deemed to have authorized the Commitment Parties and the prospective Bridge Lenders to treat such materials as not containing MNPI.

For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any other obligation of confidentiality (so long as (x) in the case of a confidentiality obligation, you use commercially reasonable efforts to obtain a waiver of such confidentiality obligation and (y) you provide the Commitment Parties notice of the existence of such confidentiality obligation (but solely if providing such notice would not violate such confidentiality obligation)) binding on you, Spirit Airlines or your or their respective affiliates (in the event that you do not provide information pursuant to any attorney-client privilege, the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information).

4.	Information.

You hereby represent and warrant that (prior to the Acquisition Funding Date, with respect to information relating to Spirit Airlines and its subsidiaries, to your knowledge) (a) all written information concerning you, Spirit Airlines and your and its respective subsidiaries, other than any estimates, forecasts, projections and other forward looking information with respect to you, Spirit Airlines and your and its respective subsidiaries delivered pursuant to the Commitment Letter in connection with the Acquisition and the preparation of the Confidential Information Memorandum (the “Projections”) and information of a general economic or industry-specific nature, that has been or will be made available to any of us by you, or any of your representatives on your behalf in connection with the Transactions (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance

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can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Acquisition Funding Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Acquisition Funding Date with respect to Information and Projections concerning Spirit Airlines and its subsidiaries, you will use commercially reasonable efforts to) supplement the Information and the Projections so that the representations in the preceding sentence remain true (or, prior to the Acquisition Funding Date, to your knowledge with respect to information relating to Spirit Airlines and its subsidiaries) in all material respects. You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibilities for the accuracy or completeness of the Information or the Projections.

5.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees and other amounts described in the Fee Letter on the terms and subject to the conditions set forth therein.

6.	Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations, the accuracy of which shall be a condition to the availability and initial funding of the Bridge Facility on the Acquisition Funding Date shall be the Specified Representations (as defined below), (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Acquisition Funding Date if the conditions set forth on Exhibit C hereto are satisfied or waived by the applicable Lead Arrangers, it being understood and agreed that, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Acquisition Funding Date (other than a lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code, the filing of documentation with the Federal Aviation Administration (the “FAA”) and/or the filing or registering interests with the Cape Town International Registry) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Acquisition Funding Date but may instead be delivered and/or perfected within 90 days (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion) after the Acquisition Funding Date, and (c) the only conditions (express or implied) to the availability of the Bridge Facility on the Acquisition Funding Date are those expressly set forth on Exhibit C hereto, and such conditions shall be subject in all respects to the provisions of this paragraph. As used herein, the “Specified Representations” shall mean the representations and warranties set forth in the Bridge Facility Documentation made with respect to the Borrower and the Guarantors relating to: organizational existence; organizational power and authority (as it relates to due authorization, execution and delivery of the Bridge Facility Documentation); due authorization, execution and delivery of the Bridge Facility Documentation, and enforceability, in each case, as it relates to entering into and performance under the Bridge Facility Documentation; solvency on the Acquisition Funding Date (after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole (solvency for the purposes of such representation and warranty to be determined in a manner consistent with the manner in which solvency is defined in the solvency certificate in the form set forth in Annex I to Exhibit C hereto); no conflicts of the Bridge Facility Documentation with charter documents, the Existing JetBlue Revolver or documents governing other indebtedness for borrowed money of the Borrower and the Guarantors in an aggregate principal amount

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exceeding $250.0 million for all such indebtedness; Federal Reserve margin regulations; the Investment Company Act; use of proceeds not in violation of the PATRIOT Act, FCPA and OFAC; and, subject to the limitations set forth in clause (b) of the first sentence of this paragraph, the validity and perfection of security interests with respect to the Collateral (subject to security interests and liens permitted under the Bridge Facility Documentation). This paragraph, and the provisions contained herein, are referred to in this Commitment Letter as the “Limited Conditionality Provision”.

7.	Indemnification; Limitation of Liability; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, a “Protected Person”) from and against any and all losses, claims, damages and liabilities to which any such Protected Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any Protected Person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each Protected Person within 30 days following written demand therefor for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, (x) to one counsel to such Protected Person, taken as a whole, and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one FAA counsel for all Protected Persons and (y) solely in the case of an actual or potential conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one FAA counsel to all affected Protected Persons , taken as a whole; provided, that the foregoing indemnity will not, as to any Protected Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, gross negligence or material breach of our obligations under this Commitment Letter or the Fee Letter, by such Protected Person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute not arising out of any act or omission of you or any of your subsidiaries that is brought by any Protected Person against any other Protected Person (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an administrative agent or Lead Arranger or similar role under the Bridge Facility), and (b) if the Acquisition Funding Date occurs, to reimburse each Commitment Party on the Acquisition Funding Date to the extent an invoice therefor is received by at least three business days prior to the Acquisition Funding Date or, if invoiced after such date, within 30 days thereafter, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one FAA counsel), incurred by the Commitment Parties in connection with the Bridge Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Bridge Facility Documentation). You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an Protected Person in any such Proceeding, you agree to indemnify and hold harmless such Protected Person in the manner set forth above. You shall not, without the prior written consent of the affected Protected Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such Protected Person in respect of which indemnity could have been sought hereunder by such Protected Person unless such settlement (a) includes an unconditional release of such Protected Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

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No Commitment Party or any Protected Person or any other party hereto shall be liable for any damages arising from the use by any person (other than such Commitment Party or Protected Person (or its Related Parties (as defined below))) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the willful misconduct, bad faith, gross negligence or material breach of our obligations under this Commitment Letter or the Fee Letter, by such Commitment Party or Protected Person (or any of its Related Parties), as applicable, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. None of the Commitment Parties, Protected Persons, you and Spirit Airlines, or any of your or its respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Bridge Facility (including the use or intended use of the proceeds of the Bridge Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth in the above paragraph to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Commitment Party or Protected Person is entitled to indemnification hereunder.

For purposes hereof, “Related Party” and “Related Parties” of an Protected Person mean any (or all, as the context may require) of such Protected Persons and its (or their) respective controlled affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility, and in the case of agents, advisors and other representatives, to the extent acting on behalf of, or at the express instructions of, such Protected Person, affiliate or controlling persons.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (the “Banks”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you or Spirit Airlines and your and their respective subsidiaries may have conflicting interests. You acknowledge that the Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Banks may have economic interests that conflict with those of you, the Borrower and Spirit Airlines. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Bridge Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates. You further acknowledge and agree that you are responsible for making your own independent judgment with respect

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to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice and you are not relying on the Banks for such advice. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owe a fiduciary or similar duty to you or your affiliates, in connection with the financing transactions contemplated by this Commitment Letter.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Borrower, Spirit Airlines and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for such other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted under Section 9 below. You also acknowledge that none of the Commitment Parties or their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that GS Bank and/or its affiliates has been retained by you as financial advisor (in such capacity, a “Buy-Side Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of any Buy-Side Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that, without our prior written consent, neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person or entity, except (a) your subsidiaries, Spirit Airlines and its subsidiaries and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors on a confidential and “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided, that any disclosure of the Fee Letter or its contents to Spirit Airlines or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties and you in respect of the amounts of fees and the “economic” flex provisions in the Fee Letter), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental, regulatory or self-regulatory authority (in which case you agree (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the contents of the Fee Letter, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other related disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Bridge Facility and any applicable Takeout Debt and/or, if applicable, any prospectus or other offering memorandum relating to any applicable Takeout Debt, (ii) in

9

connection with any public filing requirement, and (iii) in any tender offer or proxy relating to the Acquisition, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder, as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the Transactions and (f) after your acceptance hereof, (i) this Commitment Letter and the Fee Letter, including the existence and contents thereof, may be shared with potential Additional Agents on a confidential basis and (ii) the Term Sheets, including the existence and contents thereof (but not the Fee Letter) may be disclosed (in consultation with the Lead Arrangers) to any Bridge Lenders or participants or prospective Bridge Lenders or prospective participants and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is one year following the termination of this Commitment Letter in accordance with its terms unless earlier superseded by the Bridge Facility Documentation.

The Commitment Parties shall use all information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services or commitments, as the case may be, that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Bridge Lenders or participants or prospective Bridge Lenders or participants (in each case, other than a Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental regulatory or self-regulatory authority exercising examination or regulatory authority (i) to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to such Commitment Party’s affiliates and the directors (or equivalent managers), officers, employees, members, attorneys, accountants, independent auditors, agents or other experts and advisors of such Commitment Party and such Commitment Party’s affiliates (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the commitments of such Commitment Party hereunder and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph with respect to any information provided to them by such Commitment Party; provided, further, that, unless you otherwise consent, no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective Representatives to any affiliates or Representatives that are Disqualified Institutions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (g) to the extent applicable and necessary to establish a due diligence defense, (h) subject to the final proviso of this

10

sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution), (i) to Moody’s or S&P in connection with obtaining a rating contemplated pursuant to this Commitment Letter and/or the Bridge Facility Documentation, as applicable, (j) in connection with the enforcement of the relevant Commitment Party’s rights hereunder, (k) to the extent such information (x) is received by a Commitment Party from a third party that is not, to such person’s knowledge, subject to confidentiality, fiduciary or other legal obligations owing to you, Spirit Airlines or any of your and its respective subsidiaries or affiliates or (y) was already in the possession of a Commitment Party or its affiliates (except to the extent received in a manner restricted by this paragraph) and/or (l) to the extent that you have consented to the relevant disclosure in writing; provided, further, that the disclosure of any such information pursuant to clauses (a) and (h) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in the Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. In addition, each Commitment Party may disclose the existence of the Bridge Facility and the information about the Bridge Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Bridge Facility. The provisions of this paragraph (other than with respect to the confidentiality of the Fee Letter) shall automatically terminate on the date that is one year following the date of this Commitment Letter unless earlier superseded by the Bridge Facility Documentation.

10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except as expressly contemplated under Section 2 above and other than assignments from Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. Notwithstanding the foregoing, but subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and other letter agreements entered into in connection herewith shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions

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contemplated hereunder by electronic means. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, the Fee Letter and other letter agreements entered into in connection herewith are the only agreements that have been entered into among the parties hereto and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, that the interpretation of the definition of “Spirit Material Adverse Effect” (and whether or not a Spirit Material Adverse Effect has occurred) and claims or disputes arising out of any such interpretation or determination or any aspect thereof shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY OR THEREBY.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby or the performance of services hereunder and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state, or to the extent permitted thereby, such federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) and (b) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or the judgment or in any other matter provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Bridge Facility is subject to the conditions specified herein, including the execution and delivery of the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the applicable Bridge Documentation Principles); it being acknowledged and agreed that the commitments provided hereunder are subject only to those conditions set forth on Exhibit C hereto and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter therein.

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Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”) and of 31 C.F.R. § 101.230 (as amended, the “Beneficial Ownership Regulations”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Bridge Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulations. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulations and is effective for the Commitment Parties and each Bridge Lender.

The Fee Letter and the indemnification, limitation of liability, confidentiality (subject to the last sentence in the first and second paragraphs of Section 9 hereof), jurisdiction, governing law, sharing of information, no agency or fiduciary duty, conflict waiver, waiver of jury trial, service of process, venue submission, information and syndication provisions contained herein (including the “flex” provisions in the Fee Letter) shall remain in full force and effect regardless of whether the Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) your obligations with respect to syndication and information, which shall survive only until the expiration of the Syndication Period (or other applicable period required by the second paragraph of Section 2), at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be of no further force and effect to the extent superseded by the Bridge Facility Documentation on the Acquisition Funding Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may (upon written notice to the Initial Lenders at any time), at your option (i) terminate this Commitment Letter and the commitments hereunder in whole or (ii) terminate the commitments hereunder in part, in either case in accordance with sections “Optional Prepayments and Reductions in Commitments” and “Mandatory Prepayments and Commitment Reductions” of Exhibit B hereto.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on May 23, 2022. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Acquisition Funding Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date which is fourteen months following the date of this Commitment Letter, as the same may be extended by two six-month additional periods (any such extension, the “Outside Date”) pending regulatory approval as described in the Offer to Purchase (as defined on Exhibit A hereto) (excluding any amendments thereto after such date) of the Acquisition, (b) the date of any public announcement by you of the abandonment of either (i) the Tender Offer unless a Merger Agreement with respect to the Acquisition shall have been entered into on or prior to such date or otherwise contemporaneously therewith or (ii) the Acquisition prior to the closing of the Acquisition, and (c) the date of the closing of the Acquisition without the use of the Bridge Facility, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

BANK OF AMERICA N.A.

By:	/s/ Mark Kushemba
Name: Mark Kushemba
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Mark Kushemba
Name: Mark Kushemba
Title: Managing Director

[Project Exchange – Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

JETBLUE AIRWAYS CORPORATION

By:	/s/ Ursula L. Hurley
Name: Ursula L. Hurley
Title: Chief Financial Officer

[Project Exchange – Signature Page to Commitment Letter]

SCHEDULE 1

BRIDGE FACILITY COMMITMENTS

Commitment Party	Bridge Facility Commitment Percentage
GOLDMAN SACHS BANK USA	50%
BANK OF AMERICA	50%
Total	100%

Schedule 1

EXHIBIT A

PROJECT EXCHANGE

TRANSACTION SUMMARY

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached or on Exhibits B or C (including the Annexes thereto) attached thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

JetBlue Airways Corporation (“JetBlue”), through Sundown Acquisition Corp., a Delaware corporation and a wholly-owned domestic subsidiary of JetBlue (the “Merger Sub”), intends to acquire (the “Acquisition”) all of the issued and outstanding shares of capital stock of Spirit Airlines, Inc. (“Spirit Airlines”), all as set forth in the Offer to Purchase (as defined below). In connection therewith:

(a) Merger Sub will launch a tender offer (the “Tender Offer”) to offer to purchase all outstanding shares of Spirit Airlines common stock, par value $0.0001 per share (the “Spirit Shares”), upon the terms and subject to the conditions set forth in the offer to purchase, dated May 16, 2022 (the “Offer to Purchase”), and the related letter of transmittal;

(b) there will be validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) a number of Spirit Shares which, together with any Spirit Shares then owned by JetBlue and its subsidiaries (including Merger Sub), represents at least a majority of the total number of outstanding Spirit Shares on a fully diluted basis (the “Minimum Tender Condition”);

(c) JetBlue, Merger Sub and Spirit Airlines will enter into a definitive merger agreement, in form and substance reasonably satisfactory to the Lead Arrangers (which shall include for the avoidance of doubt customary cooperation provisions, a customary marketing period prior to the Acquisition Funding Date and the delivery of customary marketing materials for use during such marketing period) (the “Merger Agreement”) with respect to the acquisition of Spirit Airlines by JetBlue providing for a second-step merger (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Spirit Airlines surviving as a wholly-owned subsidiary of JetBlue, without the requirement for approval of any stockholder of Spirit Airlines, to be effected promptly following the consummation of the Tender Offer (the “Merger Agreement Condition”);

(d) the Borrower will obtain the Bridge Facility as described in Exhibit B to the Commitment Letter in an aggregate principal amount equal to (or, at the option of the Borrower, an amount less than) $3,500.0 million (the “Bridge Facility”) (as such amount shall be reduced from time to time in accordance with the section entitled “Mandatory Prepayments and Commitment Reductions” in Exhibit B to the Commitment Letter);

(e) the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid; and

(f) the proceeds of the Bridge Facility will be used to pay a portion of the consideration and other amounts owing in connection with the Acquisition and to pay all or a portion of the Transaction Costs.

A-1

The transactions described above in clauses (a) through (f) (inclusive) are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Acquisition Funding Date” shall mean the date of the consummation of the Tender Offer and the satisfaction or waiver of the relevant conditions set forth on Exhibit C and the funding of the Bridge Facility.

A-2

EXHIBIT B

PROJECT EXCHANGE

364-DAY SENIOR SECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the commitments under the Bridge Facility (the “Bridge Facility Commitments” and the loans thereunder, the “Bridge Loans”) to be provided pursuant to the Commitment Letter to which this Exhibit B is attached. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

PARTIES

Borrower:	JetBlue Airways Corporation (the “Borrower”).

Guarantors:	All obligations of the Borrower under the Bridge Facility and, at the Borrower’s option, under any currency, interest rate protection, commodity or other hedging agreement and any cash management arrangement (collectively, the “Borrower Obligations”) shall be guaranteed on a senior basis (the “Guaranty”) by each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries that is (or is required to be) a guarantor under the Existing JetBlue Revolver (as defined below), including Spirit Airlines but excluding, for the avoidance of doubt, special purpose vehicles formed to facilitate stand-alone aircraft financings permitted under the Bridge Facility Documentation referred to below (each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, “the “Loan Parties”).

Joint Global Coordinators:	Goldman Sachs Bank USA (“GS Bank”) and BofA Securities, Inc. (“BofA Securities”).

Lead Arrangers and Bookrunners:	GS Bank, BofA Securities and any other Additional Agent appointed as a “Lead Arranger” pursuant to the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacity, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	GS Bank will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Bridge Lenders (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agent”).

Bridge Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, but excluding Disqualified Institutions, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (such consent not to be unreasonably withheld or delayed) (together with any party that becomes a lender by assignment, the “Bridge Lenders”).

BRIDGE FACILITY

Type and Maximum Funding Amount:	A 364-day first lien term loan facility in an aggregate principal amount equal to $3,500.0 million (as such amount shall be reduced from time to time in accordance with the section entitled “Mandatory Prepayments and Commitment Reductions” in this Exhibit B).

Amortization:	There shall be no scheduled amortization payments prior to the Bridge Facility Maturity Date (as defined below).

Availability:	The Bridge Facility shall be made in a single drawing on the Acquisition Funding Date. Repayments and prepayments of the Bridge Facility may not be reborrowed.

Maturity:	The date that is 364 days following the Acquisition Funding Date (the “Bridge Facility Maturity Date”).

Use of Proceeds:	The proceeds of the Bridge Facility will be utilized to finance a portion of the Transactions (including the payment of Transaction Costs).

CERTAIN PAYMENT PROVISIONS

Interest Rates:	As set forth on Annex I hereto.

Fees:	As set forth in the Fee Letter.

Optional Prepayments and Reductions in Commitments:	The Bridge Facility may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty, in minimum amounts that are usual and customary for facilities of this type, at the option of the Borrower at any time upon same day notice (or, in the case of a prepayment of SOFR Loans (as defined in Annex I hereto), 3 business days’ prior notice), subject to reimbursement of the Bridge Lenders’ actual redeployment costs (but not lost profits) in the case of a prepayment of SOFR Loans prior to the last day of the relevant interest period.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Acquisition Funding Date, the aggregate commitments under the Bridge Facility shall be automatically and permanently reduced, and after the Acquisition Funding Date, the aggregate Bridge Loans (if any) shall be prepaid, without penalty or premium, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

Asset Sales: 100% of the net cash proceeds from non-ordinary course sales or other dispositions of Collateral or other unencumbered assets or property of the Borrower or any of the Borrower’s restricted subsidiaries or Casualty Events (which shall be defined in a customary manner to be mutually agreed, but shall, in any event, include insurance and condemnation events) with respect to Collateral or such other unencumbered assets or property, including without limitation, net cash proceeds received from sale and leaseback transactions with respect to aircraft entered into by the Borrower and/or its restricted subsidiaries with financial institutions or aircraft lessors (the “Permitted Private Aircraft Sale Leasebacks”), subject to (a) exceptions for (i) intercompany transactions among the Borrower and any of its restricted subsidiaries, (ii) sales or other dispositions (including sale and leaseback transactions) of assets generating net cash proceeds not exceeding $150.0 million in the aggregate, (iii) sales or other dispositions (including sale and leaseback transactions) of [***] and (iv) other exceptions to be agreed and (b) solely with respect to net cash proceeds of Casualty Events, customary rights to reinvest net cash proceeds of Casualty Events in the business within 9 months following receipt thereof (or, if committed to be reinvested pursuant to a binding agreement entered into within such 9-month period, within 3 months following the end of such 9-month period). It is understood and agreed that it will be a condition to any such asset sale that the Borrower is in compliance with the minimum required Pre-Funding Collateral Ratio or the Minimum Ongoing Collateral Coverage Ratio, as applicable, after giving effect to such sale, and in the case of any reinvestment permitted pursuant to clause (b) above, (A) the Borrower shall be in compliance with the minimum required Pre-Funding Collateral Ratio or the Minimum Ongoing Collateral Coverage Ratio, as applicable, after completing such reinvestment and (B) any proceeds not actually applied to reinvestment within the permitted period shall be applied to reduce commitments under the Bridge Facility or prepay the Bridge Loans;

Debt Issuances: 100% of the net cash proceeds of any sale or issuance of debt securities or incurrence of other debt for borrowed money by the Borrower or any of the Borrower’s restricted subsidiaries, including, without limitation, the aggregate net cash proceeds received from (i) the offering of any Takeout Debt and (ii) non-syndicated loans made by commercial banks to the Borrower and/or its restricted subsidiaries secured by aircraft that constitute Collateral (the loans described in this clause (ii) and the Permitted Private Aircraft Sale Leasebacks, the “Permitted Private Aircraft Financings”) but excluding (i) intercompany indebtedness, (ii) ordinary course purchase money indebtedness, letter of credit facilities, overdraft protection, factoring arrangements, hedging and cash management or capital lease obligations, (iii) borrowings under that certain Amended and Restated Credit and Guaranty Agreement, dated as of April 6, 2017, among the Borrower, various subsidiaries of the Borrower, the financial institutions from time to time party thereto, as lenders, and Citibank, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Existing JetBlue Revolver”), any Amended JetBlue Revolver and other existing credit facilities of the Borrower and its restricted subsidiaries; provided that the aggregate commitments under the Existing JetBlue Revolver shall not exceed the amount of the existing commitments thereunder as in effect on the date of the Commitment Letter plus any incremental amounts (up to $450.0 million) and the aggregate commitments under such other facilities shall not exceed the amount of the existing commitments thereunder as in effect on the date of the Commitment Letter, (iv) debt incurred to refinance, renew, repurchase, redeem, reprice, repay or defease any indebtedness existing on the Acquisition Funding Date (other than the Bridge Loans), provided that such refinancing, renewal, repurchase, redemption, repayment or defeasement does not increase the aggregate principal or committed amount thereof (except for the capitalization of accrued interest, amounts in respect of original issue discount and other increases in an amount equal to a reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal, repurchase, redemption, repricing or defeasance), (v) any trade or customer related financing in the ordinary course of business, (vi) the Bridge Loans, (vii) [reserved], (viii) debt issuances resulting in net cash proceeds in an aggregate amount not to exceed $150.0 million, (ix) any issuance of debt securities or incurrence of other debt for borrowed money (including equipment financings and financings via the issuance of enhanced equipment trust certificates) by the Borrower or any of its restricted subsidiaries (other than Takeout Debt), that is secured by aircraft (and the proceeds and products thereof) that do not constitute Collateral and that was purchased no later than 270 days of the date of such issuance of debt securities or incurrence of debt, and (x) any other exceptions to be agreed (the debt described in clauses (i) through (x), inclusive, collectively, the “Excluded Debt”); and

Equity Issuances: 100% of net cash proceeds of any sale or issuance of equity securities or equity-linked securities by the Borrower or any of the Borrower’s subsidiaries excluding (i) intercompany issuances of equity, (ii) equity securities issued pursuant to, or upon the exercise of (A) options or similar rights granted pursuant to, equity based incentive plans or arrangements, employee stock purchase plans or dividend reinvestment plans or (B) existing warrants or convertible notes (including after the Acquisition Funding Date, Spirit Airlines’ existing warrants or convertible notes), and (iii) any other exceptions to be agreed.

In addition, the commitments under the Bridge Facility shall be automatically reduced by the principal amount of commitments obtained by the Borrower or any of its restricted subsidiaries entering into any committed but unfunded term loan or similar agreement for the purpose of financing the Transactions, to the extent that the conditions to availability thereunder are no more restrictive to the Borrower than the conditions to availability of the Bridge Facility.

Representations and Warranties:

Substantially similar to those contained in the Existing JetBlue Revolver (but subject to the Bridge Documentation Principles referred to below) and limited to the following and applicable to the Borrower and its restricted subsidiaries:

•  organizational existence;

•  organizational power and authority;

•  due authorization, execution and delivery of the Bridge Facility Documentation;

•  enforceability of the Bridge Facility Documentation;

•  no conflicts of the Bridge Facility Documentation with applicable law, organizational documents or material contractual obligations;

•  financial statements;

•  projections;

•  except as disclosed in public filings, no material adverse change since most recent audited financial statements filed prior to the Acquisition Funding Date;

•  ownership of subsidiaries as of the Acquisition Funding Date;

•  compliance with law (including, without limitation, ERISA and labor matters and environmental laws, FCPA, OFAC and the PATRIOT Act);

•  economic sanctions laws;

•  governmental approvals and consents (as such approvals and consents pertain to the Bridge Facility Documentation);

•  litigation;

•  no liens;

•  use of proceeds;

•  ownership of Collateral;

•  payment of taxes;

•  Federal Reserve margin regulations;

•  Investment Company Act;

•  accuracy of disclosure as of the Acquisition Funding Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter) and statements made pursuant to public filings;

•  status as U.S. air carrier and authority to use routes;

•  use of Slots;

•  TrueBlue intellectual property and privacy and data security consistent with the Borrower’s 2020 proposed loyalty program financing (the “Proposed TrueBlue Financing”) but excluding, for the avoidance of doubt, any representations (including representations relating to reserve and/or payment accounts) therein relating to or a product of the transfer of any TrueBlue assets to an SPV in connection with such financing;

•  solvency (to be defined in a manner consistent with Annex I to Exhibit C) of the Borrower and its restricted subsidiaries (on a consolidated basis) on the Acquisition Funding Date; and

•  the creation, validity, perfection and priority of security interests (including with respect to the TrueBlue Collection Account).

Subject to the Limited Conditionality Provision, the representations and warranties will be required to be made in connection with the incurrence of Bridge Loans on the Acquisition Funding Date; provided that a breach or an inaccuracy of one or more representations and warranties (other than Specified Representations) on the Acquisition Funding Date shall not result in a default or an event of default under the Bridge Facility Documentation.

Affirmative Covenants:

Substantially similar to those contained in the Existing JetBlue Revolver (but subject to the Bridge Documentation Principles and as otherwise noted below) and limited to the following:

•  financial statements, compliance certificates, notices of defaults and certain other material events (including notice of events that would reasonably be expect to result in a material adverse change and the occurrence of one or more casualty events with respect to Collateral with an aggregate fair market value (as determined by the most recent appraisal) in excess of an amount to be agreed); provided that any auditor opinion may be subject to a “going concern” qualification resulting from the maturity of the Bridge Facility within 12 months of the relevant audit opinion or the breach or anticipated breach of any financial covenant of the Bridge Facility Documentation;

•  payment of taxes;

•  stay, extension and usury laws;

•  corporate existence;

•  compliance with laws (including, without limitation, (i) ERISA and environmental laws and (ii) OFAC, FCPA and the PATRIOT Act and, to the extent applicable, other anti-terrorism laws, anti-money laundering laws and laws related to sanctioned persons);

•  designation of restricted and unrestricted subsidiaries;

•  (i) the Borrower shall use commercially reasonable efforts to obtain updated appraisals with respect to the Collateral for the Bridge Facility no earlier than 60 days prior to the Acquisition Funding Date, (ii) if the Borrower has not delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date, the Borrower shall deliver updated appraisals with respect to the Collateral for the Bridge Facility within 30 days after the Acquisition Funding Date (such date of delivery, the “Post-Funding Appraisal Delivery Date”), and (iii) delivery of appraisals for Aircraft and Spare Engines, in each case that are included in the Collateral, shall be delivered quarterly, and delivery of appraisals with respect to all other categories of Collateral, semi-annually, provided that any updated appraisals with respect to Aircraft shall be performed by an Aircraft Appraiser (as defined in Annex II to Exhibit B);

•  regulatory cooperation;

•  regulatory matters, citizenship, utilization and capital requirements;

•  maintenance of property constituting Collateral;

•  insurance;

•  additional guarantors, grantors and Collateral;

•  access to books and records;

•  (i) affirmative covenants relating to the use, operation and maintenance of the Brand substantially similar to those set forth in the 2020 Term Loan (as defined below) and (ii) affirmative covenants relating to the operation and maintenance of TrueBlue (including, without limitation, with respect to non-competing loyalty programs) substantially similar to those set forth in the Proposed TrueBlue Financing but excluding, for the avoidance of doubt, any affirmative covenants (including affirmative covenants relating to reserve and/or payment accounts) therein relating to or a product of the transfer of any TrueBlue assets to an SPV in connection with such financing; and

•  further assurances.

Financial Covenants:	Minimum Acquisition Funding Date Collateral Coverage Ratio: As of (i) the Acquisition Funding Date, in the event the Borrower has delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date, or (ii) the Post-Funding Appraisal Delivery Date, in the event the Borrower has not delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date, the ratio of the Acquisition Date Borrowing Base (as defined below) to the outstanding principal amount of Bridge Loans (or the principal amount of Bridge Loans being drawn simultaneously therewith) shall not be less than 1.0 to 1.0.

As of any date of determination, “Acquisition Date Borrowing Base” shall mean the sum of the appraised value (as set forth in the applicable appraisal most recently delivered to the Bridge lenders) of the following: (i) [***] for TrueBlue and the Brand; (ii) 60% for the Slots; (iii) (a) 72.5% for unencumbered Aircraft less than 12 years old as of such date of determination, and (b) 60% for Aircraft 12 years old and greater as of such date of determination; and (iv) 75% for Spare Engines.

Minimum Ongoing Collateral Coverage Ratio: At all times, based on the most recently delivered appraisals, the ratio of the Borrowing Base (as defined below) to the outstanding principal amount of Bridge Loans shall not be less than 1.0 to 1.0.

As of any date of determination, “Borrowing Base” shall mean the sum of the appraised value (as set forth in the applicable appraisal most recently delivered to the Bridge Lenders) of the following: (i) [***] for TrueBlue and the Brand; (ii) 60% for the Slots; (iii) (a) 75% for Aircraft less than 14 years old as of such date of determination, and (b) 65% for Aircraft 14 years old and greater as of such date of determination; and (iv) 75% for Spare Engines, in each case included in the Collateral and not otherwise securing other debt.

Minimum Liquidity (to be defined in a manner consistent with (and with capitalized terms having the same meaning as set forth in) the Existing JetBlue Revolver (but subject to the Bridge Documentation Principles)) of $750.0 million at any time.

Negative Covenants:

Substantially similar to those contained in the Existing JetBlue Revolver (but subject to the Bridge Documentation Principles) and limited to the following:

•  restricted payments, including dividends, distributions, investments and prepayments of debt subordinated in right of payment to the obligations under the Bridge Facility;

•  restrictions on ability of restricted subsidiaries to pay dividends and make certain other payments;

•  incurrence of indebtedness and issuance of preferred stock, with exceptions for Takeout Debt and Permitted Private Aircraft Financings;

•  dispositions of Collateral;

•  transactions with affiliates;

•  liens on the Collateral;

•  business activities;

•  intellectual property agreements consistent with the Proposed TrueBlue Financing and restriction on exiting from terminating or cancelling or making a non-permitted modification to the TrueBlue Program or any related intellectual property agreement or TrueBlue agreement;

•  merger, consolidations or other fundamental changes;

•  amendments, modifications or waivers of organizational documents which are material and adverse to the interests of the Bridge Lenders; and

•  negative pledge with respect to all unencumbered property (a) in the event that the Borrower has not delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date, which negative pledge shall continue until the delivery of updated appraisals with respect to the Collateral and compliance with the applicable financial covenants, and (b) in the event that the Borrower (i) has delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date and (ii) fails to meet the Minimum Acquisition Funding Date Collateral Coverage Ratio, which negative pledge shall continue until the Borrower is in compliance with the applicable financial covenants.

Yield Protection/Increased Costs:	Consistent with Bridge Documentation Principles.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of non-Defaulting Lenders (to be defined in a manner consistent with the Bridge Documentation Principles) holding more than 50% of the aggregate amount of the loans under the Bridge Facilities held by non-Defaulting Lenders (the “Required Lenders”), except that (i) the consent of each Bridge Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in the commitment of such Bridge Lender, (B) reductions of principal, interest, premium or fees owing to such Bridge Lender, (C) extensions of the final maturity or the due date of any interest, premium, or fee payment (but excluding, for the avoidance of doubt, any waiver of mandatory repayments required by the section entitled “Mandatory Prepayments and Commitment Reductions” or post-default interest and (D) modifications of the pro rata sharing and pro rata payment provisions or the post-default waterfall provisions, (ii) the consent of 100% of the Bridge Lenders will be required with respect to (A) reductions in the voting thresholds, (B) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral (in each case, other than as permitted under the Bridge Facility Documentation) and (C) any amendment, waiver or other modification that expressly subordinates (x) the obligations under the Bridge Facility in right of payment to any senior obligations or (y) the liens on all or substantially all of the Collateral granted to or held by the Administrative Agent, subject to customary exceptions to be set forth in the Bridge Facility Documentation and (iii) customary protections for the Administrative Agent will be provided. The Bridge Facility Documentation will permit amendments thereof after the Acquisition Funding Date without the approval or consent of the Bridge Lenders to effect a permitted “amend and extend”, other than any Bridge Lender holding Bridge Loans subject to such “amend and extend” that will continue as a Bridge Lender in respect of the extended tranche of Bridge Loans (it being understood that any proceeds of any prepayment of loans under the Bridge Facility Documentation shall be applied on a no greater than ratable basis to the amended and extended tranche as compared to the non-extended tranche of loans under the Bridge Facility Documentation).

The Bridge Facility Documentation shall contain provisions consistent with the Bridge Documentation Principles permitting the Borrower to replace (i) non-consenting Bridge Lenders in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly and adversely affected thereby so long as non-Defaulting Bridge Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facilities shall have consented thereto and (ii) Defaulting Lenders.

Assignments and Participations:	After the Acquisition Funding Date, the Bridge Lenders will be permitted to assign the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of an Event of Default (with respect to the Borrower) or (ii) for assignments of loans to any existing Bridge Lender, an affiliate of an existing Bridge Lender or an approved fund; provided, further, that the consent of the Borrower shall be deemed to be given if the Borrower has not responded within ten (10) business days of a request for such consent. All assignments will require the consent of the Administrative Agent (unless such assignment is an assignment of Bridge Facility to another Bridge Lender, an affiliate of a Bridge Lender or an approved fund) not to be unreasonably withheld, delayed or conditioned. Assignments to any Disqualified Institutions and natural persons shall be prohibited. Each assignment will be in minimum amounts to be agreed. Participations will not be subject to the Borrower’s consent, but shall be subject to customary restrictions on the voting rights of the participants.

Events of Default:

Substantially similar to those contained in the Existing JetBlue Revolver (but subject to the Bridge Documentation Principles) and limited to the following:

•  inaccuracy of representations and warranties in any material respect (subject to the limitations set forth in the last paragraph in the section titled “Representations and Warranties” in this Exhibit B);

•  failure to make payments under the Bridge Facility when due (with the same grace periods as the Existing JetBlue Revolver);

•  failure to observe or perform the affirmative covenant relating to notices of default and financial covenants relating to liquidity and collateral coverage ratios (with a 45 day grace period in the case of the financial covenants relating to collateral coverage ratios only, other than in the event (i) the Borrower has delivered updated appraisals with respect to the Collateral for the Bridge Facility within 60 days prior to the Acquisition Funding Date and (ii) fails to meet the Minimum Acquisition Funding Date Collateral Coverage Ratio, in which case the Borrower will have a 30 day grace period);

•  failure to observe or perform any other covenant, condition or agreement (with the same grace period as the Existing JetBlue Revolver);

•  failure of material provisions in loan documents or failure of lien on a material portion of the Collateral (with the same grace period as the Existing JetBlue Revolver);

•  bankruptcy and insolvency events;

•  ERISA events;

•  failure to pay monetary judgments in excess of $250.0 million (with the same grace periods as the Existing JetBlue Revolver (as modified by the Bridge Documentation Principles));

•  cross-default to indebtedness in excess of $250.0 million (with the same grace periods as the Existing JetBlue Revolver (as modified by the Bridge Documentation Principles));

•  Change of Control (defined in a manner consistent with the Bridge Documentation Principles); and

•  to the extent Spirit Shares tendered in the Tender Offer are purchased thereunder prior to the date of the closing of the Merger, the failure to consummate the Merger pursuant to the Merger Agreement, on or prior to the date that is five business days following the Acquisition Funding Date.

COLLATERAL

The Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest in the assets described in Annex II to this Exhibit B (subject to the release provisions set forth therein) (collectively, the “Collateral”).

The Borrower shall be entitled to request the release of (and the Collateral Agent shall be obligated to release) the security interests on any Collateral, so long as (i) no event of default then exists under the Bridge Facility, (ii) the Borrower is in compliance with the financial covenants (determined after giving effect to such proposed release and any mandatory repayment in connection therewith), (iii) such release is in connection with the sale or other disposition of such Collateral or the incurrence of Takeout Debt or Permitted Private Aircraft Financings secured by such Collateral, and the net cash proceeds of such sale, disposition or incurrence of debt are applied as a mandatory repayment of the Bridge Loans as, and to the extent, required by the section above entitled “Mandatory Prepayments and Commitment Reductions”, (iv) with respect to TrueBlue, such release may only be in connection with the incurrence of Takeout Debt secured by TrueBlue, and the net cash proceeds from such Takeout Debt are applied as a mandatory repayment of the Bridge Loans as, and to the extent, required by the section above entitled “Mandatory Prepayments and Commitment Reductions” in an amount equal to the greater of the amount of such proceeds and the product of (a) the appraised value of TrueBlue (as set forth in the appraisal most recently delivered to the Bridge Lenders) and (b) [***] (or such other percentage as determined by the lead arrangers holding a majority of the amount (and/or commitments) being loaned or underwritten, as applicable, with respect to such Takeout Debt), (v) with respect to the release of any Aircraft, the remaining Aircraft constituting Collateral following such release have a weighted average life of less than ten years (based on the age of such Aircraft as of such date of determination); (vi) to the extent the Brand is part of the Collateral, TrueBlue and/or the Slots must also be included in the Collateral; and (vii) the Borrower delivers a certificate to the Agent certifying compliance with the conditions set forth in (i) and (ii) above.
CERTAIN CONDITIONS

Conditions to Borrowing:	The availability and funding under the Bridge Facility on the Acquisition Funding Date will be subject solely to the conditions in Exhibit C to the Commitment Letter and shall be subject in all respects to the Limited Conditionality Provision.

DOCUMENTATION

Bridge Facility Documentation:	The definitive documentation with respect to the Bridge Facility (the “Bridge Facility Documentation”) shall be (i) negotiated in good faith to finalize documentation for the Bridge Facility, giving effect to the Limited Conditionality Provision, as promptly as reasonably practicable and (ii) based upon the Existing JetBlue Revolver and the related guaranty and security documentation (which shall include representations and covenants with respect to Collateral substantially similar to the corresponding documentation for the Existing JetBlue Revolver), with modifications to (a) reflect the terms and conditions consistent with the terms set forth in the Commitment Letter and the Exhibits thereto (including, without limitation, additional representations and covenants specified herein and not included in the Existing JetBlue Revolver), (b) reflect the structure of the Transactions, the intended use of the Bridge Facility and the nature of the Bridge Facility as a “bridge term loan facility” rather than a revolving credit facility, (c) reflect the operational and strategic requirements of the Borrower and its subsidiaries after giving effect to the Acquisition in light of their size, industries, practices, matters disclosed in the Offer to Purchase and the Borrower’s proposed business plan, (d) include customary European Union/UK “bail-in” provisions to be mutually agreed, (e) reflect the operational and agency requirements of the Administrative Agent, (f) reflect applicable changes in any law and (g) reflect the granting of a security interest in certain Collateral that was not pledged to the lenders under the Existing JetBlue Revolver (the “Bridge Documentation Principles”).

OTHER TERMS

Governing Law:	New York.

Counsel to the Agent and the Lead Arrangers:	Milbank LLP.

ANNEX I TO EXHIBIT B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Bridge Facility bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin (“ABR Loans”) or (b) the SOFR Rate plus the Applicable Margin (“SOFR Loans”).

As used herein:

“Base Rate” is the highest of (a) an agreed upon publicly quoted Prime Rate, (b) the Federal Funds Effective Rate plus 50 basis points and (c) the SOFR Rate for a one-month interest period, plus 1.0% per annum.

“SOFR Rate” is the forward-looking term rate based on the secured overnight financing rate for such business day published by the New York Federal Reserve Bank. The SOFR Rate shall not be less than 0% per annum.

“Applicable Margin” means a percentage determined in accordance with the pricing grid below.

	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans
0 to 89 days after the Acquisition Funding Date	3.00%	2.00%
90 to 179 days after the Acquisition Funding Date	3.50%	2.50%
180 to 269 days after the Acquisition Funding Date	4.00%	3.00%
270 to 364 days after the Acquisition Funding Date	4.50%	3.50%

Duration Fees:	The Borrower shall pay a duration fee for the ratable benefit of each Bridge Lender, on the dates set forth below, equal to a percentage determined in accordance with the grid below (the “Duration Fee Percentage”) times the aggregate principal amount of Bridge Loans outstanding as of such date.

Annex I-1

90 days after the Acquisition Funding Date	0.50%
180 days after the Acquisition Funding Date	0.75%
270 days after the Acquisition Funding Date	1.00%

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of SOFR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal or interest due under the Bridge Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate (to be defined as the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S.)) for actual days elapsed.

Annex I-2

ANNEX II TO EXHIBIT B

SPECIFIED COLLATERAL

1.	Aircraft as set forth on the list provided to the Lead Arrangers on May 15, 2022 (collectively, the “Aircraft”), which shall at all times have a weighted average life of less than ten years.

2.	Spare engines as set forth on the list provided to the Lead Arrangers on May 15, 2022 (collectively, the “Spare Engines”).

3.

The Borrower’s landing and takeoff rights at Gatwick Airport, John F. Kennedy International Airport, LaGuardia Airport, and Ronald Reagan Washington National Airport as set forth on the list provided to the Lead Arrangers on May 15, 2022 (collectively, the “Slots”).

4.

Rights in certain trademarks that comprise the JetBlue brand and the related internet domain name jetblue.com (collectively, the “Brand”), but excluding the right to use the Brand in connection with any loyalty program, which were pledged to the lenders under the that Term Loan Credit Agreement, dated as of June 17, 2020 among the Borrower, various subsidiaries of the Borrower, the financial institutions from time to time party thereto, as lenders, and Barclays Bank PLC, as administrative agent (as amended from time to time prior to the date hereof (the “2020 Term Loan”).

5.

All of the Borrower’s rights in TrueBlue and any other customer loyalty program substantially similar to the assets that were agreed to be pledged to the lenders under the Proposed TrueBlue Financing, excluding for the avoidance of doubt any assets that were agreed to be pledged and that were the product of the transfer of TrueBlue assets to an SPV in connection with such proposed financing, which consisted of: (i) co-branding, partnering or similar agreements related to or entered into in connection with the TrueBlue program, (ii) miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to persons under the TrueBlue program, (iii) rights in intellectual property relating to the TrueBlue program (collectively, “TrueBlue”) and (iv) a deposit or securities account pursuant to which revenues generated in connection with TrueBlue are initially deposited, provided that the account shall be held in the name of the Borrower (the “TrueBlue Collection Account”). It being understood that perfection of such TrueBlue Collateral shall be addressed in a manner consistent with the Proposed TrueBlue Financing provided that, in connection with perfection of the TrueBlue Collection Account, the Borrower shall solely be required to enter into a “springing” deposit account control agreement pursuant to which such account is blocked solely following the occurrence and continuation of an Event of Default.

Prior to the Acquisition Funding Date, the Borrower shall use its commercially reasonable efforts to obtain updated appraisals (i) with respect to the Aircraft and Spare Engines, at least quarterly and (ii) with respect to all other categories of Collateral, at least semi-annually (the “Updated Appraisal Covenant”), provided, that (a) any updated appraisals with respect to Aircraft shall be performed by an Aircraft Appraiser (as defined below) and (b) any appraisal with respect to the Slots shall not include any separately valued synergy concept. If at any time prior to the Acquisition Funding Date and upon delivery of such appraisals, the Pre-Funding Collateral Ratio (as defined below) is less than [***] to 1.0 (based on the most recent appraisals), within 30 days of such calculation, the Borrower shall add assets to this Annex II so that the Pre-Funding Collateral Ratio is no less than [***] to 1.0.

The Borrower shall, at its option, be entitled to remove assets set forth in this Annex II at the times, and subject to the conditions, set forth below:

(i)

within 100 days of the Borrower’s execution of this Commitment Letter; provided, that (w) the Borrower shall have delivered to the Lead Arrangers an appraisal with respect to each category of Collateral on or prior to the 90th day from the Borrower’s execution of this Commitment Letter, (x) the Pre-Funding Collateral Ratio (as defined below) shall not be less than [***] to 1.0 (determined after giving effect to such proposed removal and based on the appraisals described in preceding clause (w) of this clause (i)), (y) with respect to the removal of any Aircraft, the remaining Aircraft constituting Collateral following such removal have a weighted average life of less than ten years (based on the age of such Aircraft as of such date of determination), and (z) the Borrower shall have delivered a certificate to the Lead Arrangers certifying compliance with the conditions to such removal;

(ii)

on one occasion at any time after the 100th day following the Borrower’s execution of this Commitment Letter following the reduction of the commitments under the Bridge Facility below $1,750.0 million; provided, that (v) the Borrower shall have delivered to the Lead Arrangers an appraisal with respect to each category of Collateral within 90 days prior to the date of such proposed removal, (w) the Pre-Funding Collateral Ratio shall not be less than [***] to 1.0 (determined after giving effect to such proposed removal and based on the appraisals described in preceding clause (v) of this clause (ii)), (x) TrueBlue is included in the Collateral (i.e., TrueBlue has not previously been removed from this Annex II), (y) with respect to the removal of any Aircraft, the remaining Aircraft constituting Collateral following such removal have a weighted average life of less than ten years (based on the age of such Aircraft as of such date of determination), and (z) the Borrower shall have delivered a certificate to the Lead Arrangers certifying compliance with the conditions to such removal; and

(iii)

at any time and from time to time on or prior to the Acquisition Funding Date, by written notice to the Lead Arrangers, identifying the asset to be so removed; provided, that (x) such asset is be pledged to secure Takeout Debt or Permitted Private Aircraft Financings or (y) the Lead Arrangers have in their sole and absolute discretion consented to the removal of such asset.

Upon the release of any asset in compliance with the conditions set forth above, such asset shall cease to constitute “Collateral”; provided, that (i) TrueBlue may not be removed from this Annex II (other than to secure Takeout Debt (provided that the proceeds from such Takeout Debt reduce the commitments under the Bridge Facility by the greater of the amount of such proceeds and the product of (a) the appraised value of TrueBlue (as set forth in the appraisal most recently delivered to the Bridge Lenders) and (b) [***] (or such other percentage as determined by the lead arrangers holding a majority of the amount (and/or commitments) being loaned or underwritten, as applicable, with respect to such Takeout Debt)) and other than TrueBlue assets that consist of miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to persons under the TrueBlue program) and (ii) to the extent the Brand is part of the Collateral, TrueBlue and/or the Slots must also be included in the Collateral.

In addition, the Borrower shall be entitled to add assets to this Annex II; provided, that (i) such additional asset shall be (A) new Airbus family aircraft, existing Airbus family aircraft as agreed between the Lead Arrangers and the Borrower or spare engines or (B) any other asset with the consent of the Lead Arrangers (not to be unreasonably withheld or delayed), and (ii) the addition of spare engines will be subject to the provision of updated appraisals for such spare engines. The “advance rates” applicable to assets added to this Annex II shall be as agreed between the Lead Arrangers and the Borrower, but shall not be less than the applicable rate set forth below for such category of asset under “Pre-Funding Collateral Removal Advance Rates”.

Annex II-2

“Aircraft Appraiser” shall mean (i) MBA, (ii) IBA, (iii) Ascend or (iv) any other independent appraisal firm appointed by the Borrower and reasonably satisfactory to the Administrative Agent.

“Pre-Funding Collateral Ratio” shall mean, as of any date of determination, the ratio of (i) the sum of the appraised values (as set forth in the appraisals described in clause (i) or (ii) of the definition of Updated Appraisal Covenant above, as applicable) of each type of Collateral set forth below (determined using the Pre-Funding Collateral Removal Advance Rates) to (ii) the outstanding aggregate commitments under the Bridge Facility on the date of such removal.

Pre-Funding Collateral Removal

Advance Rates:

Type of Collateral	Advance Rate

TrueBlue and Brand	Equal to [***] advance against appraised value

Slots	Equal to 60% advance against appraised value

Aircraft	Equal to (a) 72.5% for unencumbered aircraft less than 12 years old as of the applicable date of determination and (b) 60% for unencumbered aircraft 12 years old or greater as of the applicable date of determination against maintenance adjusted base value

Spare Engines	Equal to 75% advance against maintenance adjusted base value of unencumbered spare engines, per appraisals

Annex II-3

EXHIBIT C

CONDITIONS

The availability and funding of the Bridge Facility on the Acquisition Funding Date shall be subject only to the satisfaction (or waiver by the Initial Lenders) of the following conditions. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or in Exhibits A and B (including the Annexes thereto) attached thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

1.

On the Acquisition Funding Date, each Loan Party party thereto shall have executed and delivered the Bridge Facility Credit Agreement and, subject to the Limited Conditionality Provision, the Borrower and the Guarantors shall have executed and delivered the security and guarantee documents in form and substance substantially similar to those delivered (or required to be delivered) in connection with the Existing JetBlue Revolver (provided, for the avoidance of doubt, in connection with the pledge of TrueBlue, the Borrower shall not be required to transfer any assets to any SPVs), in each case, to which it is required to become a party, and the Commitment Parties shall have received (in each case, subject to the Limited Conditionality Provision):

(a) customary closing certificates with respect to the Loan Parties on the Acquisition Funding Date, good standing certificates (or local equivalent) from the jurisdiction of organization of each Loan Party on the Acquisition Funding Date and dated as of a recent date, a notice of borrowing and customary legal opinions with respect to the Loan Parties on the Acquisition Funding Date;

(b) a solvency certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower substantially in the form attached hereto as Annex I; and

(c) documents and instruments required to be delivered (subject to the Limited Conditionality Provision) necessary to establish that the Collateral Agent will have perfected first priority security interests (subject to permitted prior liens and security interests permitted under the Bridge Facility Documentation) in the Collateral.

2.

The terms of the Offer to Purchase (including the exhibits, schedules and all related documents) will be reasonably satisfactory to the Lead Arrangers (it being agreed that the draft Offer to Purchase, dated May 15, 2022, provided to the Lead Arrangers is reasonably satisfactory to the Lead Arrangers). Substantially concurrently with the funding of the initial borrowings under the Bridge Facility on the Acquisition Funding Date, the Tender Offer shall be consummated in accordance with the terms of the Offer to Purchase, but without giving effect to any amendments, waivers or consents by the Borrower that are materially adverse to the interests of the Initial Lenders in their capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price not greater than 10% shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Bridge Facility, (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by proceeds of borrowings under the Existing JetBlue Revolver or cash on hand of the Borrower, (c) the granting of any consent under the Offer to Purchase that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver, (d) any extension of the Expiration Date shall not be materially adverse to the Initial Lenders or the Lead Arrangers (provided that any extension of the Expiration Date beyond the term of their commitment as set forth in the final paragraph of the Commitment Letter shall be deemed to be materially adverse to the Initial Lenders or Lead Arrangers), and (e) any amendment or waiver of the Minimum Tender Condition or the Merger Agreement Condition shall be materially adverse to the interests of the Initial Lenders and Lead Arrangers). The Merger shall, on or as soon as practicable following the Acquisition Funding Date, be consummated pursuant to the terms of a Merger Agreement. To the extent Spirit Shares tendered in the Tender Offer are accepted for purchase and paid for pursuant to the terms of the Offer to Purchase prior to the date of the closing of the Merger, all conditions to the closing of the Merger pursuant to the Merger Agreement, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware and other conditions that by their nature are to be satisfied on the closing of the Acquisition, shall have been satisfied.

3.

The Specified Representations shall be true and correct in all material respects (except that, in the case of any Specified Representation which expressly relates to an earlier date or period, such representation and warranty shall be true and correct in all material respects as of such earlier date or period, as the case may be).

4.

Except as set forth in the Spirit Airline’s reports and filings filed with the SEC since January 1, 2022 and publicly available on the SEC’s Electronic Data Analysis and Retrieval System prior to the date of the Offer to Purchase (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of the Offer to Purchase and (B) excluding any disclosure contained in such reports or filings under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature), since January 1, 2021, there has not occurred or is threatened to occur, any change, event, circumstance, development, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Spirit Material Adverse Effect (as defined in the Offer to Purchase, as in effect on the date hereof).

5.

The Lead Arrangers shall have received (a) the audited consolidated balance sheets of JetBlue as of and for each of the last two most recently completed fiscal years ended at least 90 days prior to the Acquisition Funding Date and the audited consolidated statements of income, cash flows and shareholder’s equity for each of the last three most recently completed fiscal years ended at least 90 days prior to the Acquisition Funding Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of JetBlue for each fiscal quarter ended at least 45 days prior to the Acquisition Funding Date (except the fourth fiscal quarter of any fiscal year) that is after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) above, and (c) a pro forma consolidated balance sheet and related pro forma statement of income of JetBlue as of the last day of and for the most recently completed four fiscal quarter period ended at least 45 days prior to the Acquisition Funding Date for which financial statements were required to be delivered pursuant to preceding clauses (a) or (b), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income). The Lead Arrangers hereby acknowledge that (i) the Borrower’s public filing with the Securities and Exchange Commission, within the time frame required by the Securities and Exchange Commission (without giving regard to any extension permitted under Form 12b-25), of the required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q for each of the periods described above in clauses (a) and (b), respectively, in each case, will satisfy the delivery requirements under clause (a) or (b), as applicable, of this paragraph and (ii) as of the date hereof, it has received all financial statements required to be delivered pursuant to clause (a).

Exhibit C-2

6.

All fees required to be paid on the Acquisition Funding Date pursuant to the Fee Letter and all expenses required to be paid on the Acquisition Funding Date pursuant to the Commitment Letter, in the case of expenses to the extent invoiced in reasonable detail at least three business days prior to the Acquisition Funding Date, shall have been paid.

7.

The Agent shall have received at least three business days prior to the Acquisition Funding Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Initial Lenders at least ten business days in advance of the Acquisition Funding Date.

8.	The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers to arrange, publicly sell or privately place the Takeout Debt.

Exhibit C-3

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[•], 202[      ]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/financial officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that as of the date hereof, after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions:

(i)

the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries on a consolidated basis, does not exceed the fair value of the assets of the Borrower and its Subsidiaries at a fair valuation on a going concern basis, on a consolidated basis;

(ii)

the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated and going concern basis is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries on a consolidated basis, on their debts (including contingent liabilities) as they become absolute and matured in the ordinary course of business;

(iii)

the Borrower and its Subsidiaries on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(iv)

the capital of the Borrower and its Subsidiaries on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

[1]	Insert description of Credit Agreement.

Annex I-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate in my capacity as [Chief Financial Officer/financial officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first written above.

By:
Name: [•]
Title: [Chief Financial Officer/financial officer]

Annex I-2